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                                                                   Exhibit 16(a)

                  Merrill Lynch California Municipal Bond Fund
               of Merrill Lynch California municipal Series Trust
                                    Class A
                                  Total Return



                                     Period from
                                       10/25/88              Annual
                                     (inception)              Total
                                     to 08/31/89             Return*

 Initial Investment                     $1,000.00             $1,000.00

 Divided by
 Maximum offering Price                     11.48

 Divided by Net Asset Value                                       11.02

 Equals Shares Purchased                    87.11                 90.74

 Plus Shares Acquired through
 Dividend Reinvestment                       5.10                  5.31

 Equals Shares Held
 at 08/31/89                                92.21                 96.05

 Multiplied by  Net Asset
 Value at 08/31/89                          11.24                 11.24

 Equals Ending Redeemable
 Value at $1,000
 Investment (ERV) at 08/31/89           $1,036.40             $1,079.60

 Divided by $1,000 (P)                     1.0364                1.0796

 Subtract 1                                0.0364                0.0796

 Expressed as a percentage
 equals the  Aggregate Total
 Return for  the Period (T)                 3.64%

 Expressed as  a percentage
 equals the  Aggregate Total
 Return for  the Period                                           7.96%

 ERV divided by P                          1.0364

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
Raise to the power of                 1 / .8493

Equals                                   1.0430

Subtract 1                               0.0430

Expressed as a percentage
equals the Average
Annualized Total Return                 4.30%




  *  Does not include sales charge for the period.





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